Exhibit 99.1

francesca’s® Reports First Quarter Fiscal Year 2016 Financial Results

•	Net sales increased 12% to $106.1 million
•	Comparable sales increased 2%, including an ecommerce comparable sales increase of 38%
•	Diluted earnings per share was $0.18

HOUSTON, TEXAS — June 9, 2016 — Francesca’s Holdings Corporation (NASDAQ: FRAN) today reported financial results for the first quarter ended April 30, 2016.

Richard Kunes, Interim Chairman, President, and CEO stated, “We delivered diluted earnings per share of $0.18, which was within our guidance range, despite lower than expected sales results particularly around Easter.”

Commenting on the second quarter and full year 2016 outlook, Mr. Kunes noted that, “We continue to see weakness in the overall retail environment particularly in apparel with declines in traffic and heightened promotions. Our second quarter and updated full year guidance reflects this recent trend and our assumption that the environment will not further deteriorate in the back half of the year. We remain committed to our Vision 2020 plan as our executive team continues to focus on enhancing brand awareness, delivering a compelling merchandise offering and developing our ecommerce strategy, while continuing to provide a unique and exceptional guest experience in our boutiques. We will maintain our focus on conversion, inventory management and expense control while always maintaining our goal of achieving long-term, profitable, sustainable growth.”

FIRST QUARTER RESULTS

Net sales increased 12% to $106.1 million from $95.0 million in the comparable prior year period. This increase was due to a 2% increase in comparable sales driven by an increase in the number of transactions both at the boutiques and on-line as well as the opening of 48 net new boutiques since the comparable prior year period. We opened 22 new boutiques and closed one underperforming boutique during the quarter bringing our total boutique count to 637 as of April 30, 2016. Ecommerce comparable sales increased 38% to $5.2 million driven by increased website traffic and conversion rates.

Gross profit, as a percentage of net sales, decreased to 46.3% from 47.3% in the prior year quarter. This decrease is attributable to 60 basis points decrease in merchandise margin and 30 basis points deleveraging of occupancy costs. The decrease in merchandise margin was due to increased clearance activity and sales mix changes during the quarter compared to the same period last year.

Selling, general and administrative expenses (“SG&A”) increased 14% to $37.7 million from $33.0 million in the prior year quarter. The increase in SG&A expenses is primarily due to increased corporate and boutique payroll expense to support the larger boutique base and strategic initiatives. Additionally, stock-based compensation expense increased compared to last year in connection with the performance-based restricted stock awarded to executives and certain key employees in March 2016 aligning incentive compensation with the Vision 2020 plan. Professional fees were also higher in support of various strategic and operational initiatives.

Income from operations was $11.5 million, or 10.8% of net sales, compared to $11.9 million, or 12.5% of net sales, in the prior year quarter.

BALANCE SHEET SUMMARY

Total cash and cash equivalents at the end of the quarter were $35.4 million compared to $46.1 million at the end of the comparable prior year quarter.

We ended the quarter with $34.8 million of inventory on hand compared to $31.4 million at the comparable prior year period. Average ending inventory per boutique increased by 2% versus the comparable prior year period.

During the first quarter, we repurchased approximately 925,000 shares of our common stock at a cost of $16.8 million. Subsequent to the end of the quarter through May 31, 2016, we repurchased an additional 728,000 shares of our common stock at a cost of $9.5 million.

SECOND QUARTER AND FISCAL YEAR 2016 GUIDANCE

For the second quarter ending July 30, 2016, net sales are expected to be in the range of $106 million to $110 million; assuming a mid-single digit decrease in comparable sales compared to the prior year decrease of 4%. The Company plans to open 15 to 20 new boutiques and close one to five boutiques during the second quarter. Diluted earnings per share are expected to be in the range of $0.16 to $0.19, which includes a $0.04 per share impact as the result of the reversal of previously accrued stock-based compensation expense related to the forfeiture of unvested awards granted to our previous Chairman, President and Chief Executive Officer who resigned on May 15, 2016.

For the full year ending January 28, 2017, we now expect net sales to be in the range of $460 million to $480 million; assuming a flat to a low-single digit decrease in comparable sales compared to a prior year comparable sales increase of 3%. The Company expects to open 50 to 60 boutiques and close five to ten underperforming boutiques in fiscal year 2016 compared to 83 new boutiques opened and six boutiques closed in fiscal year 2015. Diluted earnings per share are now expected to be in the range of $0.86 to $0.96, which includes a $0.04 per share impact as the result of the reversal of previously accrued stock-based compensation expense related to the forfeiture of unvested awards granted to our previous Chairman, President and Chief Executive Officer who resigned on May 15, 2016. The number of average diluted shares for the full year assumed in guidance is expected to be 39.6 million shares and reflects share repurchases through May 31, 2016. The effective tax rate is estimated to be 37.8%.

Capital expenditures for fiscal year 2016 are expected to be in the range of $28 million to $31 million.

Conference Call Information

A conference call to discuss the first quarter fiscal year 2016 results is scheduled for June 9, 2016, at 8:30 a.m. ET. A live webcast of the conference call will be available in the investor relations section of our website, www.francescas.com. A replay of the call will be available after the conclusion of the call and remain available until June 16, 2016. To access the telephone replay, listeners should dial 1-877-870-5176. The access code for the replay is 4229996. A replay of the web cast will also be available shortly after the conclusion of the call and will remain on the website for ninety days.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect our current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. These risks and uncertainties include, but are not limited to, the following: the risk that we cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences; our ability to attract a sufficient number of customers to our boutiques or sell sufficient quantities of our merchandise through our ecommerce business; our ability to successfully open and operate new boutiques each year; and our ability to efficiently source; distribute additional merchandise quantities necessary to support our growth; and our ability to attract and integrate a new President and Chief Executive Officer. For additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Annual Report on Form 10-K for the year ended January 30, 2016 filed with the Securities and Exchange Commission (“SEC”) on March 25, 2016 and any risk factors contained in subsequent quarterly and annual reports we file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.

About Francesca's Holdings Corporation

francesca's® is a growing specialty retailer which operates a nationwide-chain of boutiques providing customers a unique, fun and personalized shopping experience. The merchandise assortment is a diverse and balance mix of apparel, jewelry, accessories and gifts and home. Today francesca's® operates 646 boutiques in 48 states and the District of Columbia and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

CONTACT:
ICR, Inc.	Company
Jean Fontana	Kelly Dilts
646-277-1214	832-494-2236
kelly.dilts@francescas.com / IR@francescas.com

Francesca’s Holdings Corporation

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts and Percentages)

	Thirteen Weeks Ended
	April 30, 2016		May 2, 2015		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points
Net sales	$106,113	100.0%	$95,011	100.0%	$11,102	12%	-
Cost of goods sold and occupancy costs	56,983	53.7%	50,118	52.7%	6,865	14%	100
Gross profit	49,130	46.3%	44,893	47.3%	4,237	9%	(100)
Selling, general and administrative expenses	37,666	35.5%	33,003	34.7%	4,663	14%	80
Income from operations	11,464	10.8%	11,890	12.5%	(426)	(4)%	(170)
Interest expense	(109)	(0.1)%	(110)	(0.1)%	1	1%	-
Other income	-	0.0%	(66)	(0.1)%	66	100%	10
Income before income tax expense	11,355	10.7%	11,714	12.3%	(359)	(3)%	(160)
Income tax expense	4,274	4.0%	4,473	4.7%	(199)	(4)%	(70)
Net income	$7,081	6.7%	$7,241	7.6%	$(160)	(2)%	(90)

(1) Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.

Diluted earnings per share	$0.18		$0.17
Weighted average diluted share count	40,400		42,418

Comparable sales change	2%		(2)%

Francesca’s Holdings Corporation

Consolidated Balance Sheets

(In thousands, except share amounts)

	April 30, 2016	January 30, 2016	May 2, 2015
ASSETS
Current assets:
Cash and cash equivalents	$35,421	$56,224	$46,119
Accounts receivable	13,316	9,580	11,858
Inventories	34,799	31,541	31,395
Deferred income taxes	6,557	6,411	5,288
Prepaid expenses and other current assets	6,649	7,013	5,547
Total current assets	96,742	110,769	100,207
Property and equipment, net	79,056	77,894	77,114
Deferred income taxes	4,333	3,847	3,623
Other assets, net	1,155	1,067	1,731

TOTAL ASSETS	$181,286	$193,577	$182,675

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,174	$14,305	$16,280
Accrued liabilities	14,858	16,328	13,699
Total current liabilities	26,032	30,633	29,979
Landlord incentives and deferred rent	37,531	36,552	36,739
Total liabilities	63,563	67,185	66,718

Commitments and contingencies

Stockholders’ equity:
Common stock - $.01 par value, 80.0 million shares authorized; 46.2 million, 45.9 million and 45.5 million shares issued at April 30, 2016, January 30, 2016 and May 2, 2015, respectively.	462	459	455
Additional paid-in capital	108,737	107,693	105,000
Retained earnings	108,637	101,556	70,645
Treasury stock, at cost – 5.7 million, 4.8 million and 3.2 million shares held at each of April 30, 2016, January 30, 2016 and May 2, 2015, respectively.	(100,113)	(83,316)	(60,143)
Total stockholders’ equity	117,723	126,392	115,957

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$181,286	$193,577	$182,675

Francesca’s Holdings Corporation

Consolidated Statements of Cash Flows

(In thousands)

	Thirteen Weeks Ended
	April 30, 2016	May 2, 2015
Cash Flows Provided by Operating Activities:
Net income	$7,081	$7,241
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,649	3,822
Stock-based compensation expense	1,052	793
Excess tax benefit from stock-based compensation	(22)	(64)
Loss on sale of assets	88	128
Deferred income taxes	(838)	(1,875)
Changes in operating assets and liabilities:
Accounts receivable	(3,714)	485
Inventories	(3,258)	(7,594)
Prepaid expenses and other assets	214	460
Accounts payable	(2,862)	6,543
Accrued liabilities	(1,470)	1,795
Landlord incentive and deferred rent	979	3,862
Net cash provided by operating activities	1,899	15,596

Cash Flows Used in Investing Activities:
Purchase of property and equipment	(5,121)	(8,721)
Others	4	-
Net cash used in investing activities	(5,117)	(8,721)

Cash Flows (Used in) Provided by Financing Activities:
Proceeds from the exercise of stock options	178	109
Excess tax benefit from stock-based compensation	22	64
Repurchases of common stock	(17,785)	-
Net cash (used in) provided by financing activities	(17,585)	173

Net (decrease) increase in cash and cash equivalents	(20,803)	7,048
Cash and cash equivalents, beginning of year	56,224	39,071
Cash and cash equivalents, end of period	$35,421	$46,119

Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$6,653	$1,763
Interest paid	$47	$47

Francesca’s Holdings Corporation

Supplemental Information

Quarterly Sales by Merchandise Category

	Thirteen Weeks Ended		Variance
	April 30, 2016	May 2, 2015	In Dollars	%
	(in thousands, except percentages)
Apparel	$54,892	$48,170	$6,722	14%
Jewelry	24,062	21,972	2,090	10%
Accessories	16,046	15,379	667	4%
Gifts and home	11,327	9,837	1,490	15%
Merchandise Sales	106,327	95,358	10,969	12%
Others(1)	(214)	(347)	133	38%
Net sales	$106,113	$95,011	$11,102	12%

(1)	Includes gift card breakage income, shipping and change in return reserve.

Quarterly Comparable Sales

	FY 2016	FY 2015	FY 2014
Q1	2%	(2)%	(7)%
Q2		(4)%	(7)%
Q3		4%	(6)%
Q4		11%	1%
Fiscal year		3%	(5)%